UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2008

(Exact name of registrant as specified in its charter)

Florida	0-25681	65-0423422
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11760 U.S. Highway One Suite 200 North Palm Beach, Florida	33408
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 630-2400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry Into a Material Definitive Agreement.

On September 23, 2008, Bankrate, Inc. (the “Registrant”) purchased certain assets of Blackshore Properties, Inc., a California corporation (“Blackshore”), including Bankaholic, a Web site that provides rate information, insurance quotes, and comparisons of credit card offers, pursuant to an Asset Purchase Agreement, effective as of September 23, 2008 (the “Asset Purchase Agreement”) by and among the Registrant, Blackshore, and Johns Wu.

Under the terms of and subject to the conditions set forth in the Asset Purchase Agreement, the Registrant paid approximately $12.4 million in cash to Blackshore. The Registrant also assumed certain contractual obligations of Blackshore.

In addition, the Asset Purchase Agreement provides for a potential earn-out payment of $2.5 million after the one year anniversary of the closing. The earn-out payment is contingent based upon the purchased assets meeting specific operating metrics (as defined in the Asset Purchase Agreement).

On September 23, 2008, the Registrant issued a press release announcing the entry into the transactions described above. A copy of the press release is filed herewith as Exhibit 99.1 and incorporated herein by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(a)	Financial statements of business acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Shell company transactions.

Not applicable.

(d)	Exhibits.

99.1	Text of press release of Bankrate, Inc. regarding the acquisition of Bankaholic, dated September 23, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANKRATE, INC.

Date: September 23, 2008	By:	/s/ Edward J. DiMaria
Edward J. DiMaria
Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Text of press release of Bankrate, Inc. regarding the acquisition of Bankaholic, dated September 23, 2008.